Exhibit 99.2

Q2 FY13 Shareholder Conference Call
November 2012
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© 2012. All rights reserved.

Safe Harbor Statement
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any
statements set forth in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, increased competition, downturns in the economy, failure to comply with specific regulations pertaining to government projects, fluctuation of revenue due to the nature of project lifecycles, and other information detailed from time to time in the Company filings and future filings with the United States Securities and
Exchange Commission. The forward-looking statements contained in this presentation are made only of this date, and the Company is under no obligation to revise or update these forward-
looking statements.

Agenda
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• Q2 Overview
• Q2 FY 2013 Financial Detail
• Operations and Business Update
• FY13-FY16 Outlook

Q2 Income Statement

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• Sequential improvement
 as per plan
• Q2 FY12 revenue included
 ~$1.8-million of higher
 margin product lines from
 5 significant customers
 when compared to the
 revenue and shipment mix
 during Q2 FY13.
Consolidated Income Statement ($ in Millions except Percentages, Shares & EPS)	Q2 2013 9/30/2012	Q2 2012 9/30/2011	Q1 2012 6/30/2012
Revenues	$8.1	$7.1	$7.1
Gross Profit	$1.9	$1.9	$1.1
Gross Margin	24%	27%	15%
Operating Expenses	$1.9	$2.0	$2.0
Operating Income (Loss)	$14,000	$(39,000)	$(895,000)
Operating Margin	0.2%	(5.4)%	(12.5)%
Net (Loss)	($45,000)	$(88,000)	$(706,000)
Net Margin	(0.6)%	(1.2)%	(9.9)%
Weighted Average Shares - Basic	18.696	16.546	18.395
EPS - Diluted	$(0.00)	$(0.01)	$(0.04)

Revenue Distribution
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Revenue
recognition issue
Production from Q2
recognized

YTD Fiscal 2013 Income Statement
Consolidated Income Statement ($ in Millions except Percentages, Shares & EPS)	YTD 2013 9/30/2012	YTD 2012 9/30/2011
Revenues	$15.2	$16.3
Gross Profit	$3.0	$4.3
Gross Margin	19.9%	26.6%
Operating Expenses	$3.9	$3.7
Operating Income (Loss)	$(881,000)	$656,000
Operating Margin	(5.8)%	4.0%
Net Income (Loss)	$(751,000)	$293,000
Net Margin	(4.9)%	1.8%
Weighted Average Shares - Basic	18.614	16.049
EPS - Diluted	$(0.04)	$0.01
6
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Balance Sheet Highlights
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($ in Millions)	September 30, 2012	March 31, 2012
Cash	$2.1	$2.8
Current Assets	$15.5	$16.3
Total Assets	$23.6	$24.1
Current Liabilities	$6.5	$6.1
Total Liabilities	$12.0	$11.9
Total Stockholders’ Equity	$11.6	$12.2
Long-Term Debt	September 30, 2012
Term Note	$285,714
Series A & B Bonds	$5,381,547
CapEx Debt/Capital Lease	$830,415
Total Long-Term Debt	$6,497,676

Strategic Production Solutions for Profitable Growth
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AOS: Nuclear Isotope and Fissile
(pending) Transport Casks
S250 Proton Beam
Cancer Treatment
(510k approval)
Carbon Black
Furnaces
GDEB/BAE: Multiple
Confidential Virginia Class
Product Assemblies
Sapphire Furnaces
PolySi Furnaces
Design
Machine
Fabrication
Electrical
Test

Updated FY2013 Customer and Sector Pipeline
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Alternative Energy:
 Sapphire Pipeline: $4 - $5M
 PolySi & Solar Pipeline: $7 - $8M
Nuclear: $7 - $10M
Defense and Aerospace: $9 - $12M

Medical: $8 - $9M
Commercial Industrial: $4 - $5M
Current Backlog
(Oct 31st) $26.6-million

Revenue Outlook/Market Growth

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China-based
Production
Domestic
Production

www.TechPrecision.com
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www.wcmcsolutions.com